As filed with the Securities and Exchange Commission on May 15, 2025

Registration No. 333-253938
Registration No. 333-268470
Registration No. 333-289649

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-253938
POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-268470
POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-289649

UNDER THE SECURITIES ACT OF 1933

FORIAN INC.
(Exact name of registrant as specified in its charter)

Maryland	85-3467693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

41 University Drive, Suite 400
Newtown, PA 18940
(Address of Principal Executive Offices, Zip Code)

Forian Inc. 2020 Equity Incentive Plan
Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan
Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan
(Full title of the plan)

Max Wygod
Chief Executive Officer
Forian Inc.
41 University Drive, Suite 400
Newtown, PA 18940
(267) 225-6263
(Name, address and telephone number of agent for service)

Copies to:

Darrick M. Mix, Esq.
Justin A. Santarosa, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
(215) 979-1227

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are filed by Forian Inc., a Maryland corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange  Commission (the “Commission”):

•
Registration Statement on Form S-8 (Registration No. 333-253938), which was filed with the Commission on March 5, 2021, registering Shares issuable under the Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan, the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan and the Forian Inc. 2020 Equity Incentive Plan (the “2020 Plan”).

•	Registration Statement on Form S-8 (Registration No. 333-268470), which was filed with the Commission on November 18, 2022, registering Shares issuable under the 2020 Plan.
•	Registration Statement on Form S-8 (Registration No. 333-289649), which was filed with the Commission on August 15, 2025, registering Shares issuable under the 2020 Plan.

Pursuant to that certain Agreement and Plan of Merger (the “ Merger Agreement”), dated as of April 2, 2026, by and among 2025 Acquisition Company, LLC, a Delaware limited liability company (“Parent”), Bravo Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. The Merger became effective on May 15, 2026.

In connection with the closing of the Merger, the offerings pursuant to each of the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly each of these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, State of Pennsylvania, on May 15, 2026.

FORIAN INC.

By:	/s/ Max Wygod
Name: Max Wygod
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.